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EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                           OPERATIONS TO FIXED CHARGES
                                   (Unaudited)

                     Eli Lilly and Company and Subsidiaries
                              (Dollars in millions)



                                Three Months
                                   Ended
                                 March  31,                                 Years Ended December 31,
                              --------------    -------------------------------------------------------------------------------
                                     1998          1997             1996              1995             1994               1993
                                     ----          ----             ----              ----             ----               ----
Consolidated Pretax
Income from Continuing
Operations before
Accounting Changes &
   Extraordinary Item ..           $704.4          $510.2         $2,031.3          $1,765.6          $1,698.6           $662.8

Interest from Continuing
   Operations ..........             53.3           260.0            324.9             324.6             129.2             96.1

Interest Capitalized
during the Period from
Continuing Operations ..             (4.7)          (23.8)           (36.1)           (38.3)            (25.4)            (25.5)
                                   ------          ------           -------          -------          -------            ------

Earnings ...............           $753.0          $746.4          $2,320.1         $2,051.9         $1,802.4            $733.4
                                   ------          ------           -------          -------          -------            ------
                                   ------          ------           -------          -------          -------            ------

Fixed Charges(1) .......           $ 54.1          $264.2          $  329.6         $  324.6         $  129.2            $ 96.1
                                   ------          ------           -------          -------          -------            ------
                                   ------          ------           -------          -------          -------            ------

Ratio of Earnings to
Fixed Charges ..........            13.9             2.8(2)            7.0               6.3             14.0               7.6
                                   ------          ------           -------          -------          -------            ------
                                   ------          ------           -------          -------          -------            ------



(1)Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.

(2)Included in the 1997 earnings is a noncash charge of $2,443 million due to an asset impairment. See notes to consolidated condensed financial statements. If the asset impairment charge had not occurred, the ratio of earnings to fixed charges would have been 12.1.



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